UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2024
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OMNIAB, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-40720	98-1584818
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5980 Horton Street, Suite 600
Emeryville
CA	94608
(Address of principal executive offices)	(Zip Code)
(510) 250-7800
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	OABI	The Nasdaq Global Market
Warrants to purchase common stock	OABIW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ⌧

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2024, Joshua Tamaroff resigned from the Board of Directors (the “Board”) and Audit Committee of the Board (the “Audit Committee”) of OmniAb, Inc. (the “Company”), effective June 28, 2024, due to his pending departure from Avista Capital Partners. Mr. Tamaroff advised the Company that his decision to resign was not the result of any disagreement with the Company or its management on any matter relating to the Company’s operations, policies or practices. Mr. Tamaroff was initially appointed to the Board as the designee of Avista pursuant to the Amended and Restated Registration and Stockholder Rights Agreement, dated as of November 1, 2022, among the Company, Avista Acquisition LP II and the other parties thereto. Avista has advised the Company that Avista does not currently intend to designate a Board successor for Mr. Tamaroff.
Additionally, on June 28, 2024, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board appointed Sarah Boyce, a current independent member of the Board, to fill the vacancy on the Audit Committee created by Mr. Tamaroff’s resignation. Furthermore, on June 28, 2024, the Board reduced the size of the Board from seven to six members to remove the vacancy on the Board created by Mr. Tamaroff’s resignation.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNIAB, INC.

Date: July 1, 2024	By:	/s/ Charles S. Berkman
	Name:	Charles S. Berkman
	Title:	Chief Legal Officer and Secretary